SUB-ITEM 77I
                       TERMS OF NEW OR AMENDED SECURITIES

Jordan Opportunity Fund commenced operations on or about January 21, 2005. Supplements to the Fund's Prospectus and Statement of Additional Information are incorporated by reference as filed via EDGAR on January 24, 2005 (accession number 0001275125-05-000051) and on December 21, 2004 (accession number 0001275125-04-000436), respectively.